Exhibit 99.1

              McDermott Names Mike Taff as Chief Financial Officer

                      Frank Kalman retiring September 2007

     HOUSTON--(BUSINESS WIRE)--March 29, 2007--McDermott International, Inc. (NYSE:MDR) ("McDermott" or the "Company") announced today that its Board of Directors has approved the appointment of Michael S. Taff, age 44, to the position of Senior Vice President and Chief Financial Officer, effective April 1, 2007. Mike Taff will replace Francis S. (Frank) Kalman, age 59, who has announced his intent to retire as Executive Vice President on September 30, 2007. Frank Kalman will remain an officer of the Company over the next six months to execute and ensure a successful transition with Mr. Taff.

     Mike Taff joined McDermott in June 2005 as Vice President and Chief Accounting Officer. In this role, Taff led an organization of approximately 700 employees across the Company. Prior to joining McDermott, Taff served as Vice President and Chief Financial Officer of HMT Inc, a private engineering & construction company. Before his tenure at HMT, Taff served as Vice President and Corporate Controller with Philip Services Corporation. His experience at these companies includes key positions related to SEC financial reporting, consolidations, internal audit, business planning and analysis and the leadership of several large scale strategic initiatives. Taff holds a bachelor's degree in Accounting from Stephen F. Austin State University and is a Certified Public Accountant.

     "Mike comes to his new role with McDermott well-prepared and possessing a high degree of integrity, intellect, energy and experience," said Bruce W. Wilkinson, Chairman and Chief Executive Officer of McDermott. "Having worked closely with him for almost two years now, I am confident in his ability to continue providing strong financial leadership, which is a prime component necessary in delivering shareholder value."

     Commenting on Kalman's retirement, Wilkinson added, "Frank's business and financial acumen, keen strategic thinking and analytical skills have made him an invaluable advisor and colleague. I speak personally and also for McDermott's investors and employees when I state that he will be greatly missed. In addition to the substantial credit Frank deserves for his part in McDermott's turnaround, he also built an exceptional finance and accounting organization at McDermott as part of his continuing legacy."

     Kalman has served as Chief Financial Officer of the Company since 2002. Frank's career began in public accounting at Price Waterhouse in 1972 and provided extensive experience in the energy, power, construction and manufacturing industries. Kalman continues to serve on the Board of Directors of Pride International and is chair of their audit committee.

     McDermott is an engineering and construction company, with specialty manufacturing and service capabilities, focused on energy infrastructure. McDermott's customers are predominantly utilities and other power generators, major and national oil companies, and the United States Government. With its global operations, McDermott operates in over 20 countries with more than 20,000 employees, and can be found on the internet at www.mcdermott.com.


     CONTACT: McDermott International, Inc., Houston
              Jay Roueche, 281-870-5462
              jroueche@mcdermott.com
              or
              Robby Bellamy, 281-870-5165